
                                    EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
             (Dollars and Shares in thousands, except per share data)

                                                 Three Months Ended
                                                      June 30,
                                               1999             1998
                                           -------------    ------------
BASIC EARNINGS PER SHARE:

Weighted average shares outstanding             14,279          16,726
                                            ==========      ==========

Net income                                  $    1,380      $    1,256
                                            ==========      ==========

Net income per share                        $     0.10      $     0.08
                                            ==========      ==========

DILUTED EARNINGS PER SHARE:

Weighted average shares outstanding             14,279         16,726
Dilutive effect of common stock options              6             83
Convertible notes                                  --           3,182
                                            ----------     ----------
    Total shares                                14,285         19,991
                                            ==========     ==========


Net income<F1>                              $    1,380     $    1,783
                                            ==========     ==========

Net income per share<F2>                    $     0.10     $     0.08
                                            ==========     ==========

<F1> Adjusted for interest on convertible debt for June 1998
<F2> Anti-dilutive; use basic earnings per share

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